EXHIBIT 12

                         RATIOS OF EARNINGS TO FIXED CHARGES



                                             1997           1996          1995             1994          1993
                                                                  (amounts in thousands)
Earnings (loss) from
   continuing operations                   $29,456        $18,733        $11,707        $(2,256)       $11,975
Add provision for income taxes              20,415         12,986          8,126         (1,493)         7,718
                                           -------        -------        -------         -------       -------
                                            49,871         31,719         19,833         (3,749)        19,693

Fixed Charges:
  Interest                                  29,024         20,405         14,635         12,031          8,596
  Interest factor portion
   of rentals                                5,981          3,993          3,266          2,851          2,345
                                           -------        -------        -------         -------       -------
     Total fixed charges                    35,005         24,398         17,901         14,882         10,941
                                           -------        -------        -------         -------       -------

Earnings before income taxes
  and fixed charges                        $84,876        $56,117        $37,734        $11,133        $30,634
                                           =======        =======        =======         =======       =======


Ratio of earnings to fixed charges            2.42           2.30           2.11            0.75          2.80
                                              ====           ====           ====           =====         =====





For the fiscal year ended December 31, 1994, earnings were insufficient to cover fixed charges by $3.8 million; for such fiscal year the Company incurred non-recurring charges of $7.1 million; exclusive of such charges, the ratio of earnings to fixed charges was 1.23.